Exhibit 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated October 25, 2012, July 26, 2012, and April 26, 2012 on our reviews of interim financial information of Raytheon Company and its subsidiaries (the "Company") for the three and nine month periods ended September 30, 2012 and October 2, 2011, for the three and six month periods ended July 1, 2012 and July 3, 2011, and for the three month periods ended April 1, 2012 and April 3, 2011, and included in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, July 1, 2012, and April 1, 2012, are incorporated by reference in its Registration Statement on Form S-3 dated January 25, 2013.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 25, 2013